Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jackson National Life Insurance Company and
Contract Owners of Jackson National Separate Account V:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company dated March 4, 2016 and on the financial statements of each investment division within Jackson National Separate Account V dated March 22, 2016, incorporated herein by reference and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account V.

Chicago, Illinois
April 18, 2016